UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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VANDA PHARMACEUTICALS INC.

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The following is the text of an employee communication issued by Vanda Pharmaceuticals Inc. on February 23, 2009.
Hello All:
As you know, we remain optimistic about our company’s prospects. We have been working with the FDA over the past few months regarding our NDA for iloperidone. The FDA has accepted our complete response for review and has set a target action date of May 6, 2009.
As you may have seen, a group led by a fund called Tang Capital Partners recently disclosed its desire to nominate two directors to stand for election at Vanda’s 2009 Annual Meeting of Stockholders and submit proposals at the 2009 Annual Meeting to amend Vanda’s bylaws and request that the board of directors of Vanda take action to liquidate the Company. We value our stockholders and welcome suggestions from all of them, including Tang Capital. We carefully reviewed Tang Capital’s submission and determined, however, that at this time we will oppose its proposals.
We are not alone in dealing with stockholder activism. Stockholder proposals are submitted every year to public companies on a variety of topics, including director nominations. Well known companies like Yahoo!, Six Flags, Blockbuster, Motorola, Time Warner and CNET have recently been involved in similar situations.
I would like to remind you about our procedure for responding to outside inquiries from the media or investors. If you receive any media inquiries, please pass them to Stephanie Irish. If you receive any investor/analyst inquiries, please pass them on to Stephanie Irish as well.
This will play out over the weeks and months to come, and I will be as transparent with you as possible. While this may be a distraction, I do not anticipate any interruption in our day-to-day business as a result of Tang Capital’s proposal. I encourage you all to push forward and focus on delivering on a year in which we can all be proud of.
On behalf of our board and senior management team, thank you for your hard work and dedication.
Best,
Mihael H. Polymeropoulos, M.D.
IMPORTANT INFORMATION/SOLICITATION PARTICIPANTS LEGEND
Vanda Pharmaceuticals and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Vanda Pharmaceuticals in connection with the upcoming annual meeting of stockholders. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Vanda Pharmaceuticals’ proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 2, 2008, for the 2008 annual meeting. To the extent holdings of Vanda Pharmaceuticals’ securities have changed since the information set forth in that proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Updated information regarding the names, affiliations and interests of these directors and executive officers in connection with the matters to be voted on at the annual meeting will be included in the proxy statement filed by Vanda Pharmaceuticals in connection with the annual meeting. In addition, Vanda Pharmaceuticals files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov or from Vanda Pharmaceuticals at www.vandapharma.com. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.